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                                                                   EXHIBIT 12(B)

                              PREMIER PARKS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

       FOR EACH OF THE YEARS IN THE 5-YEAR PERIOD ENDED DECEMBER 31, 1996
           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
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
                                                                                                              NINE
                                                                  YEAR ENDED DECEMBER 31,                 MONTHS ENDED
                                                   -----------------------------------------------------  SEPTEMBER 30,
                                                     1992       1993       1994       1995       1996         1996
                                                   ---------  ---------  ---------  ---------  ---------  -------------
EARNINGS:
Income (loss) from continuing operations.........     (1,735)     1,354        102     (1,045)     1,765       10,512
Income tax expense (benefit).....................        426         91         68       (762)     1,497        7,020
Interest expense, net............................      1,413      1,438      2,299      5,578     11,121        7,657
Equity in loss of affiliated partnership.........        122        142         83         69         78           60
Minority interest in earnings....................        270     --         --         --         --           --
1/3 of rental expense...                                  23         23        107        183     --              191
                                                   ---------  ---------  ---------  ---------  ---------       ------
Adjusted earnings (loss).........................        519      3,048      2,659      4,023     14,461       25,440
                                                   ---------  ---------  ---------  ---------  ---------       ------
                                                   ---------  ---------  ---------  ---------  ---------       ------
FIXED CHARGES:
Interest expense, net............................      1,413      1,438      2,299      5,578     11,121        7,657
Preferred stock dividends of majority-owned
  subsidiaries and fifty-percent owned persons...     --         --         --         --         --           --
Increase in preferred stock dividends for pretax
  earnings required to cover such dividends at
  40% estimated rate.............................     --         --         --         --         --           --
1/3 of rental expense............................         23         23        107        183        405          191
                                                   ---------  ---------  ---------  ---------  ---------       ------
Total fixed charges..............................      1,436      1,461      2,406      5,761     11,526        7,848
                                                   ---------  ---------  ---------  ---------  ---------       ------
                                                   ---------  ---------  ---------  ---------  ---------       ------

Ratio of earnings to fixed charges...............        0.4        2.1        1.1        0.7        1.3          3.2
                                                   ---------  ---------  ---------  ---------  ---------       ------

Deficiency.......................................        917                            1,738

                                                       NINE
                                                   MONTHS ENDED
                                                   SEPTEMBER 30,
                                                       1997
                                                   -------------
EARNINGS:
Income (loss) from continuing operations.........       23,193
Income tax expense (benefit).....................       15,462
Interest expense, net............................       12,869
Equity in loss of affiliated partnership.........           44
Minority interest in earnings....................       --
1/3 of rental expense...                                --
                                                        ------
Adjusted earnings (loss).........................       51,568
                                                        ------
                                                        ------
FIXED CHARGES:
Interest expense, net............................       12,869
Preferred stock dividends of majority-owned
  subsidiaries and fifty-percent owned persons...       --
Increase in preferred stock dividends for pretax
  earnings required to cover such dividends at
  40% estimated rate.............................       --
1/3 of rental expense............................          515
                                                        ------
Total fixed charges..............................       13,384
                                                        ------
                                                        ------
Ratio of earnings to fixed charges...............          3.9
                                                        ------
Deficiency.......................................
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